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                                 Exhibit 3.1(f)

                                                          STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 10/16/1996
                                                          960300719 - 2236742

                           CERTIFICATE OF CORRECTION

                                       OF

                      INTERACTIVE TELEPHONE NETWORK, INC.


     Interactive Telephone Network, Inc., a Delaware corporation
("Corporation") hereby certifies as follows:

FIRST: The name of the Corporation is Interactive Telephone Network, Inc.;

SECOND: In the Certificate of amendment to the Certificate of Incorporation of the Corporation filed with the Delaware Secretary of State on March 13, 1996, ARTICLE FOURTH of the Corporation Certificate of Incorporation erroneously read as follows:

     "FOURTH: The amount of total authorized capital stock of this Corporation is seventy-five thousand dollars ($7,500.00) divided into seventy-five million shares of common stock with a par value of $.0001 per share";

THIRD: ARTICLE FOURTH of the Corporation's Certificate of Incorporation is hereby corrected to read as follows:

     "FOURTH: The amount of total authorized capital stock of this Corporation is seven thousand five hundred dollars ($7,500.00) divided into seventy-five million shares of common stock with a par value of $.0001 per share"; and

FOURTH: The correction effected herein is authorized by Section 103(F) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed under its corporate seal on the date set forth below.

October 11, 1996                       Interactive Telephone Network, Inc.

                                       By: /s/ HOWARD E. TOOKE
                                           -------------------------------------
                                           Howard E. Tooke
                                           President